EXHIBIT 99.4

[LETTERHEAD OF LEHMAN BROTHERS INC.]

Board of Directors
CVS Corporation
One CVS Drive
Woonsocket, RI 02895

     We hereby consent to the (i) use of our opinion letter dated November 1, 2006 to the Board of Directors of CVS Corporation included as Annex E to the Joint Proxy Statement/Prospectus relating to the proposed merger of CVS Corporation and Caremark Rx, Inc., which forms a part of the Registration Statement on Form S-4 of CVS Corporation, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

LEHMAN BROTHERS INC.

By:	/s/ Lehman Brothers Inc.

December 14, 2006